ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information:	KCSA Worldwide
Company Contact	Michael Cimini / Garth Russell
Ken Chymiak(9l8) 25l-2887	(212) 896-1233 / (212) 896-1250
David Chymiak(9l8) 25l-2887	mcimini@kcsa.com / grussell@kcsa.com

ADDvantage Technologies Completes the Asset Acquisition
of Broadband Digital Repairs

Acquisition expands the Company’s service business into new markets.

BROKEN ARROW, Okla., October 10th, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced that its wholly owned subsidiary, ComTech Services, has completed the acquisition of the fixed assets and inventory of Broadband Digital Repairs, Inc. (“BDR”), a premium cable equipment repair facility located in Mishawaka, IN.  The total consideration paid for these assets was $180,000. The acquired assets will remain in Mishawaka and become a new ComTech Services repair location.

BDR, founded in April 2002, provided cable equipment repair services and was recognized as an Alpha repair facility. This distinction awarded BDR the authority to perform warranty work for Alpha Power, a leading manufacture of AC to DC and DC to DC power platforms. ComTech Services, as the successor to BDR, will continue to offer repair services throughout the Midwest, including Illinois, Indiana and Michigan. The Mishiwaka location will also retain its Alpha repair facility distinction. ComTech’s other repair facility, located in Sedalia, MO., services customers in Arkansas, Kansas, Missouri and Oklahoma.

“The acquisition expands ComTech’s presence in the Midwest and brings us the distinction as an authorized Alpha repair facility” said Ken Chymiak, ADDvantage’s President and Chief Executive Officer. “We are pleased to have BDR’s founder, Jim Wiseman, and the other BDR employees join our team. They are experienced professionals with a solid reputation for quality service. We plan to build on this reputation as part of ComTech’s expanded service and repair business”.

David Chymiak, ADDvantage’s Chairman of the Board, commented, “We are pleased to continue to the expansion of our service capacity.  Service and Repair revenues continue to be a profitable piece of our business model and the Mishawaka facility is in a central location to service several large markets”.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services, Jones Broadband International and Broadband Remarketing International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

###